Exhibit 10.10

SPIRITS CAPITAL CORPORATION

Form of DIRECTOR RETAINER AGREEMENT

THIS RETAINER AGREEMENT (this “Agreement”) is entered into by and between Spirits Capital Corporation, a Delaware corporation (the “Company”), and ___________ (“Director”) as of ________, 2024.

WHEREAS, Director has been elected as a director of the Company for a term ending on June 30, 2026 and

WHEREAS, the Company wishes to compensate Director as consideration for his expected service as a director;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Services Provided. Director agrees, subject to Director’s continued status as a director as determined by the stockholders of the Company, to serve as a member of the board of directors of the Company (the “Board”) and to provide those services (the “Services”) required of a director under the Company’s Articles of Incorporation and Bylaws (“Charter and Bylaws”), as both may be amended from time to time, and under the corporate law of the State of Delaware, the federal securities laws and other state and federal laws and regulations, as applicable.

2. Nature of Relationship. Director is an independent contractor of the Company and will not be deemed an employee of the Company for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise. Director shall not hold himself out as an agent of the Company or enter into any agreement or incur any obligations on the Company’s behalf.

3. Company Information. The Company will supply to Director, at the Company’s expense:

(a) periodic briefings on the business and operations of the Company,

(b) “director packages” for each board and committee meeting, at a reasonable time before each meeting,

(c) copies of minutes of all stockholders’, directors’ and committee meetings,

(d) any other materials that are required under the Charter and Bylaws or the charter of any committee on which the director serves, and

(e) any other materials which may, in the reasonable judgment of Director, be necessary or desirable for performing the Services.

4. Representations, Warranties and Covenants of Director.

(a) Director represents and warrants that the performance of the Services will not violate any agreement to which Director is a party, compromise any rights or trust between any other party and Director, or create a conflict of interest.

(b) Director agrees not to enter into any agreement during the term of this Agreement that will create a conflict of interest with this Agreement.

(c) Director further agrees that he will comply with all applicable state and federal laws and regulations, including Section 10 and Section 16 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

5. Compensation.

5.1 Retainer. The Company shall pay Director a nonrefundable cash retainer of $7,500 per calendar quarter during the term of this Agreement (the “Retainer”), payable quarterly in arrears. Committee chairpersons will receive an additional $1,875 in cash compensation per calendar quarter during the term of this Agreement (the “Committee Chairperson Retainer”), payable quarterly in arrears.

5.2 Stock Options. The Company shall grant to Director, non-qualified options to purchase up to $7,500 dollars of the Company’s common stock, $.0001 par value per share per calendar quarter during the term of this Agreement (the “Option Shares”), on the last day of each calendar quarter. Such Option Shares shall be in the form of the Company’s standard non-qualified stock option agreement and have an exercise price per Option Share equal to the fair market value of a share on the date of grant (as determined by the Board and subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan and applicable securities laws. The number of Option Shares underlying each quarterly grant will be equal to $7,500 divided by the applicable exercise price. Committee chairpersons will receive an additional $1,875 in Option Shares per calendar quarter during the term of this Agreement (the “Committee Chairperson Option Shares”), payable quarterly in arrears.

5.3 Expenses. The Company will reimburse Director for reasonable expenses incurred in the performance of the Services promptly upon submission of invoices and receipts for such expenses in a form reasonably acceptable to the Company, provided that such expenses are approved in advance, such approval not to be unreasonably withheld.

6. Indemnification and Insurance.

(a) The Company shall execute, concurrently with the execution of this Agreement, an indemnification agreement in favor of Director substantially in the form attached hereto as Exhibit A.

(b) In addition, the Company shall, at its expense and immediately upon execution of this Agreement, cause Director to be covered as an insured under a directors’ and officers’ liability insurance policy commercially reasonable as to coverage limitations and amounts, taking into account the Company’s business and stage of development.

7. Term and Termination.

(a) This Agreement shall be effective beginning on the date hereof and continuing until the last day of Director’s current term as a director of the Company, unless earlier terminated pursuant to Section 7(b) of this Agreement. This Agreement shall be automatically renewed on the date of Director’s reelection as a director of the Company for the period of such new term unless the Board determines, prior to the beginning of such new term, not to renew this Agreement.

(b) This Agreement shall automatically terminate upon the death or disability of Director or upon his resignation or removal from the Board. For purposes of this Section 7(b), “disability” shall mean the inability of Director to perform the Services for a period of at least 45 consecutive days.

(c) In the event of any termination of this Agreement, Director agrees to return any materials received from the Company pursuant to Section 3 (Company Information) of this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. Director agrees that the Company has the right of injunctive relief to enforce this provision.

(d) Upon termination of this Agreement, the Company shall promptly pay Director all unpaid compensation and expense reimbursements accrued through the date of termination, if any.

8. Confidentiality and Inventions. Director shall, concurrently with the execution of this Agreement, enter into a Confidentiality and Inventions Agreement with the Company substantially in the form attached hereto as Exhibit B.

9. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

10. General.

10.1 Governing Law. This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of California, without regard to the conflict of laws provisions of such State. Any legal suit, action, or proceeding arising out of or relating to this Agreement must be instituted in the federal courts of the United States of America or the courts of the State of California, in each case located in County of Orange County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified mail in accordance with Section 10.2 will be effective service of process for any suit, action, or other proceeding brought in any such court.

10.2 Notices. All notices and other communications required or permitted hereunder will be in writing and will be delivered by hand or sent by overnight courier, or e-mail to:

if to the Company:

Spirits Capital Corporation

100 Bayview Circle, Suite 4100 Newport Beach, CA 92660

Attention: Todd Sanders

if to Director:

Each party may furnish an address substituting for the address given above by giving notice to the other parties in the manner prescribed by this Section 10.2 (Notice). All notices and other communications will be deemed to have been given upon actual receipt by (or tender to and rejection by) the intended recipient or any other person at the specified address of the intended recipient.

10.3 Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled by binding arbitration in Orange County, California. All disputes between the Company and Director shall be submitted to binding arbitration in California, before one arbitrator in accordance with the governing Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered and enforced on the arbitrator’s award in any court of competent jurisdiction. The Parties further agree that, the arbitrator, and not any federal, state, or local court or agency, shall have exclusive jurisdiction to resolve any dispute relating to the interpretation, applicability, enforcement, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable, including the arbitrability of this Agreement. Accordingly, therefore this Agreement will be submitted to binding arbitration under this Section 10.3, DIRECTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

In any action, proceeding, or arbitration brought to enforce any provision of this Agreement, or arising out of any breach of this Agreement, the successful Party shall be entitled to recover reasonable attorneys’ fees and expenses in addition to any other available remedy.

10.4 Severability. In the event that any provision of this Agreement is held to be unenforceable under applicable law, this Agreement will continue in full force and effect without such provision and will be enforceable in accordance with its terms.

10.5 Construction. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time.

10.6 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements and understanding other than this Agreement relating to the subject matter hereof.

10.7 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

10.8 Counterparts. This Agreement may be in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Retainer Agreement as of the date first written above.

COMPANY

SPIRITS CAPITAL CORPORATION

By:	/s/ Todd Sanders
Name:	Todd Sanders
Title:	Chief Executive Officer

DIRECTOR

/s/ Andrew Boyd-Jones
Andrew Boyd-Jones